UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		March 2, 2005

Wilsons The Leather Experts Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-21543	41-1839933

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7401 Boone Ave. N.
Brooklyn Park, Minnesota		55428

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(763) 391-4000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Index to Exhibits
Seventh Amendment to Fourth Amended and Restated Credit Agreement
Corporate Leadership Team Incentive Plan

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

     On March 2, 2005, Wilsons The Leather Experts Inc. (the “Company”), as a credit party, entered into a Seventh Amendment to Fourth Amended and Restated Credit Agreement (the “Amendment”) with Wilsons Leather Holdings Inc. (the “Borrower”), General Electric Capital Corporation, as Lender, Term Lender, Swing Line Lender and Agent (“GE Capital”), the credit parties signatory thereto and the Lenders signatory thereto. The Amendment amends the Fourth Amended and Restated Credit Agreement, dated as of April 23, 2002, as amended from time to time, among the Borrower, GE Capital, The CIT Group/Business Credit, Inc., as documentation agent and as Lender, Wells Fargo Retail Finance LLC, as syndication agent and as Lender, and the other Lenders signatory thereto from time to time (the “Credit Agreement”).

     The Amendment, among other things, allows the Borrower to prepay, without premium, up to $10.0 million dollars on the Term B portion of the credit facility on or prior to February 28, 2006, subject to certain restrictions and requirements, and sets the minimum EBITDA for the remainder of the term of the Credit Agreement. The Amendment also (1) lowers the applicable per annum margins which are subject to upward or downward adjustments on a quarterly basis, commencing with the Company’s fiscal quarter ending on or about October 31, 2005, based on the Company’s and its subsidiaries’ consolidated EBITDA, and (2) reduces the fee for non-use of the revolving portion of the credit facility. The Borrower immediately paid down $5.0 million of the Term B portion of the credit facility on March 2, 2005.

     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Corporate Leadership Team Incentive Plan

     On March 2, 2005, the Compensation Committee approved the Wilsons Leather Corporate Leadership Team Incentive Plan (the “Plan”) and established targeted bonus awards (as a percentage of base salary) that may be earned by executive officers for fiscal year 2005 under the Plan. The Plan provides for cash bonuses to executive officers, director-level employees and all other employees designated by the Company’s incentive committee based upon the achievement of annual corporate financial objectives set by the Compensation Committee. The Compensation Committee determined that the corporate financial objective for fiscal 2005 will be based on the Company’s operating profit. If 100% of the targeted operating profit is achieved, executive officers will receive a targeted award amount based upon a percentage of their respective base salaries. That percentage for executive officers is established by the Compensation Committee and is 75% for Michael Searles, Chief Executive Officer, 50% for Peter Michielutti, Executive Vice President, Chief Financial Officer and Chief Operating Officer, and 40% for each Vice President for fiscal 2005. If at least 90% but less than 100% of the annual corporate financial objective is achieved, the participants will receive a percentage of what they would receive if 100% of the annual corporate financial objective is achieved. That percentage is 10% if 90% of the annual corporate financial objective is achieved and increases on a sliding scale to 100% if 100% of the annual corporate financial objective is achieved. No more than 100% of the targeted award can be received, but achievement of more than 100% of the annual corporate financial objective does entitle participants to share in an incentive pool pursuant to the Plan. Even if 100% of the annual corporate financial objective is achieved, 40% of what each executive officer would otherwise receive is subject to risk based upon the achievement of position-specific objectives.

     In addition to the targeted award amounts, the Plan provides an incentive pool for performance in excess of the annual corporate financial objectives. Payments from the pool cannot exceed 20% of the excess. The amount an executive officer could receive from the incentive pool for each $1,000,000 in excess of the annual corporate financial objective has not been determined. However, the annual total combined payments to any participant from the Plan of targeted amounts and distributions from the incentive pool cannot exceed 200% of a participant’s annual base salary.

     The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to such document, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

     The Compensation Committee authorized the payment of bonuses for fiscal 2004 under the Company’s Executive and Key Management Incentive Plan (which is being replaced by the Plan for fiscal 2005) and approved a $50,000 special cash bonus for Michael Searles.

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits

10.1	Seventh Amendment to Fourth Amended and Restated Credit Agreement, dated as of March 2, 2005, among Wilsons Leather Holdings Inc., a Minnesota corporation, General Electric Capital Corporation, a Delaware corporation, as Lender, Term Lender, Swing Line Lender and as Agent, the Credit Parties signatory thereto and the Lenders signatory thereto.
10.2	Corporate Leadership Team Incentive Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.
Date: March 8, 2005	By /s/ Peter G. Michielutti
Peter G. Michielutti
Executive Vice President, Chief Financial Officer and Chief Operating Officer

Index to Exhibits

Exhibit
No.	Description	Method of Filing
10.1	Seventh Amendment to Fourth Amended and Restated Credit Agreement, dated as of March 2, 2005, among Wilsons Leather Holdings Inc., a Minnesota corporation, General Electric Capital Corporation, a Delaware corporation, as Lender, Term Lender, Swing Line Lender and as Agent, the Credit Parties signatory thereto and the Lenders signatory thereto.	Electronic Transmission
10.2	Corporate Leadership Team Incentive Plan.	Electronic Transmission